Exhibit 2(a)

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made this 11th day of July, 2008, by and among Cliffs UTAC Holding LLC, a Delaware limited liability company (“Cliffs Sub”), Cleveland-Cliffs Inc, an Ohio corporation and the indirect parent of Cliffs Sub (“Parent”), United Mining Co., Ltd., a California corporation (the “Seller”), and Laiwu Steel Group Ltd., a corporation organized under the laws of the People’s Republic of China (“Laiwu Parent”). Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to such terms in the Limited Liability Company Agreement of United Taconite LLC, a Delaware limited liability company (the “Company”), dated as of December 1, 2003, as amended effective as of January 1, 2005 (the “Operating Agreement”).

RECITALS

WHEREAS, the Seller desires to sell and assign to Cliffs Sub, and Cliffs Sub desires to acquire from the Seller, all of the Seller’s right, title and interest in, to and under the Seller’s Units (the “LLC Interest”);

WHEREAS, in consideration of the sale and assignment of the LLC Interest, Cliffs Sub is paying or causing to be paid to the Seller the Cash Consideration (as defined hereinafter), Parent is issuing to the Seller the Shares (as defined hereinafter and subject to adjustment and repurchase as provided herein), and Cliffs Sub will deliver or cause to be delivered to Laiwu Parent or its designee during 2008 and 2009 certain iron ore pellets (the “Wabush Pellets”) produced by Wabush Mines Joint Venture, an unincorporated joint venture (“Wabush”), in the amounts and on the terms set forth in this Agreement;

WHEREAS, in connection with the sale and assignment of the LLC Interest by the Seller to Cliffs Sub, the parties wish to cause certain commercial agreements, to which either Cliffs Minnesota Mining Company, a Delaware corporation and an indirect subsidiary of Parent (“CMMC”), the Seller or both (or their respective Affiliates) are parties, to be assigned as set forth in this Agreement;

WHEREAS, in connection with the sale and assignment of the LLC Interest by the Seller to Cliffs Sub, the parties wish to cause certain commercial agreements, to which either CMMC, the Seller or both (or their respective Affiliates) are parties, to be terminated as set forth in this Agreement; and

WHEREAS, pursuant to Sections 2.4(a) and 3.1 of the Operating Agreement, the Board has unanimously consented in writing to the sale and purchase of the LLC Interest and the other transactions contemplated by this Agreement, in each case, upon the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and their mutual promises, undertakings, representations and warranties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, upon the terms and subject to the conditions contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.      Purchase and Sale of the LLC Interest. At the Closing, the Seller is selling, assigning, conveying, transferring and delivering to Cliffs Sub, and Cliffs Sub is purchasing and acquiring from the Seller, all of the Seller’s right, title and interest in, to and under the LLC Interest, free and clear of all Liens.

2.      Purchase Price. In consideration of the transfer to Cliffs Sub of all of the Seller’s right, title and interest in, to and under the LLC Interest:

(a)    Cliffs Sub is paying or causing to be paid to the Seller at the Closing an amount in cash of at least $100,000,000 but not more than $265,000,000, such amount to be determined at the election of Cliffs Sub in its sole discretion (such amount, the “Cash Consideration”);

(b)    if Cliffs Sub has elected to pay Cash Consideration of less than $265,000,000 pursuant to clause (a) above, then Parent shall issue and deliver or cause to be delivered to the Seller at the Closing an aggregate number of shares (the “Shares”) of common stock, par value $0.125 per share, of Parent (“Parent Common Stock”) calculated by dividing the difference between $265,000,000 and the Cash Consideration paid pursuant to clause (a) above (such difference, the “Stock Consideration Value”) by the closing price of Parent Common Stock on the New York Stock Exchange on the last trading day before the Closing Date;

(c)    subject to Section 13, Cliffs Sub shall deliver or cause to be delivered to the Seller or its designee an aggregate of 1.2 million tons of Wabush Pellets (which amount is in addition to any Carryover Tonnage (as hereinafter defined)) in the amounts and during the months set forth in Column 1 of Exhibit A attached hereto and upon the delivery, quality and other commercial terms set forth in Section A of Exhibit B attached hereto; and

(d)    the Seller is paying or causing to be paid to Cliffs Sub at the Closing an amount in cash equal to $450,000, which amount will be effectively paid by the Seller to Cliffs Sub by means of a reduction in the Cash Consideration otherwise being paid to the Seller at the Closing pursuant to Section 2(a) by an amount equal to $450,000.

3.      Additional Payments.

(a)    Subject to Section 13, Cliffs Sub shall deliver or cause to be delivered to Laiwu Parent or its designee an aggregate of 342,960 tons of Wabush Pellets owed and not yet delivered as of the Closing (the “Carryover Tonnage”, and such Wabush Pellets the “Carryover Pellets”) by Wabush Iron Co. Limited, an Ohio corporation (“Wabush Iron”), to the Seller under that certain Pellet Exchange Agreement, dated as of December 1, 2003, by and between Wabush Iron and the Seller (the “Cliffs Exchange Agreement”), in the amounts and during the months set forth in Column 2 of Exhibit A attached hereto and upon the delivery, quality and other commercial terms set forth in Section B of Exhibit B attached hereto.

(b)    Cliffs Sub is paying or causing to be paid to the Seller at the Closing an amount in cash equal to $4,481,180, which Cliffs Sub represents and warrants to be 30% of the insurance proceeds for (i) physical loss or damage and (ii) business interruption for fixed cost recovery in respect of the Insurance Event actually received, and not distributed, by the Company prior to the Effective Date under the applicable insurance policies from each of the insurance carriers listed on the Insurance Carrier Participation Schedule set forth on Exhibit H attached hereto (the “Insurers”).

(c)    Cliffs Sub is paying or causing to be paid to the Seller at the Closing an amount in cash equal to $323,641, which Cliffs Sub represents and warrants to be 19.5% of the amount of the proceeds for (i) physical loss or damage and (ii) business interruption for fixed cost recovery in respect of the Insurance Event to be received by the Company on or after the Effective Date under the applicable insurance policies from each of the Insurers.

(d)    Cliffs Sub is paying or causing to be paid to the Seller at Closing an amount in cash equal to $660,000, being in respect of iron ore pellet chips sold by Cliffs Sub or an Affiliate of Cliffs Sub on behalf of the Seller on or prior to the Effective Date.

4.      Post-closing Cooperation

(a)    Each of the parties hereto agrees to cooperate in good faith with the other parties hereto in seeking recovery for any insurance claims of the Company outstanding as of the Effective Date under the applicable insurance policies from each of the Insurers related to the Insurance Event and in respect of any claim that may be made by the Company pursuant to Section 4(b).

(b)    Following receipt by Cliffs Sub from the Seller of evidence of sales lost as a result of the Insurance Event, Cliffs Sub and Parent shall use their commercially reasonable efforts to pursue or cause to be pursued any insurance claims of the Company outstanding as of the Effective Date for lost profits relating to business interruption in respect of the Insurance Event from each of the Insurers; provided, however, that the Seller shall reimburse Cliffs Sub and/or Parent and/or the Company, as applicable, for 100% of all reasonable out-of-pocket (including legal) costs or expenses incurred by Cliffs Sub and/or Parent and/or the Company in pursuing such insurance claims promptly upon the Seller’s receipt of an invoice or invoices therefor.

(c)    If, at any time following the Closing, the Company receives insurance proceeds for lost profits relating to business interruption in respect of the Insurance Event under the applicable insurance policies from the Insurers, Cliffs Sub and/or Parent shall promptly pay or cause to be paid to the Seller 100% of such insurance proceeds received by the Company.

5.      Shortfall and Repurchase.

(a)    If, on the first to occur of (i) the effective date of the registration statement filed pursuant to the Registration Rights Agreement (the “Shelf Registration Date”), (ii) the date that the Seller may sell the Shares under Rule 144, or (iii) the date that the Seller requests the Legend be removed from the Shares under Section 7(d)(i), the value of the Shares (calculated by multiplying the number of Shares issued to the Seller under Section 2(b) by the closing price of Parent Common Stock on the New York Stock Exchange on the last trading day before such date) is less than the Stock Consideration Value (any such difference, being the “Shortfall”), then Cliffs Sub shall, at its election in its sole discretion: (A) pay or cause to be paid to the Seller, within two Business Days of such date, by wire transfer of immediately available funds, to an account designated by the Seller to Cliffs Sub, an amount in cash equal to the Shortfall; (B) cause Parent to issue and deliver or cause to be delivered to the Seller, within two Business Days of such date, that number of shares of Parent Common Stock given by dividing the Shortfall by the closing price of Parent Common Stock on the New York Stock Exchange on the last trading day before such date; or (C) cause to be paid to the Seller any combination of cash and shares of Parent Common Stock equal in value to the Shortfall; provided, however, that if any shares of Parent Common Stock proposed to be issued and delivered to the Seller pursuant to clause (B) or (C) of this Section 5(a) would not thereafter be immediately saleable or tradable by the Seller, then Cliffs Sub shall pay or cause to be paid to the Seller the Shortfall in cash pursuant to clause (A) of this Section 5(a).

(b)    If the Shelf Registration Date has not occurred on or before October 6, 2008, then upon written notice to the Seller (the “Call Exercise Notice”) at any time between October 6, 2008 and the earliest of (i) the Shelf Registration Date, (ii) January 11, 2009, or (iii) the date that the Seller requests the Legend be removed from the Shares under Section 7(d)(i), Parent shall have the option to require the Seller, subject to the terms and conditions set forth herein, to sell to Parent all, but not less than all, of the Shares (the “Call Option”) for an aggregate amount in cash equal to the greater of: (A) the Stock Consideration Value; or (B) the value of the Shares as of the date of the Call Exercise Notice (calculated by multiplying the number of Shares issued to the Seller under Section 2(b) by the closing price of Parent Common Stock on the New York Stock Exchange on the last trading day before the date of the Call Exercise Notice) (the greater of (A) or (B), the “Call Price”). The Call Exercise Notice shall specify a closing date for settlement of the Call Option, which date (the “Call Option Closing Date”) shall be not less than three (3) or more than ten (10) Business Days from the date of exercise. The exercise of the Call Option by Parent shall be irrevocable and shall be deemed to occur on the date on which the Call Exercise Notice is delivered to the Seller. On the Call Option Closing Date, (1) Parent shall pay or cause to be paid to the Seller, in cash, by wire transfer of immediately available funds, to an account designated by the Seller to Parent, an amount equal to the Call Price, and (2) (x) if the Shares are certificated and not in book-entry form, the Seller shall deliver the certificate(s) representing such Shares to Parent, accompanied by such certificate(s) duly endorsed for surrender, or (y) if the Shares are in book-entry form, the Seller shall instruct the transfer agent to transfer such Shares to Parent.

(c)    If the Shelf Registration Date has not occurred on or before on January 11, 2009, and the Seller is not permitted to sell or trade the Shares under Rule 144, then upon written notice to Parent (the “Put Exercise Notice”) at any time after January 11, 2009 until the earlier of (i) the Shelf Registration Date or (ii) the date that Seller is permitted to sell or trade the Shares under Rule 144, the Seller shall have the option to require Parent, subject to the terms and conditions set forth herein, to repurchase from the Seller all, but not less than all, of the Shares (the “Put Option”) for an aggregate amount in cash equal to the greater of: (A) the Stock Consideration Value; or (B) the value of the Shares as of the date of the Put Exercise Notice (calculated by multiplying the number of Shares issued to the Seller under Section 2(b) by the closing price of the Parent Common Stock on the New York Stock Exchange on the last trading day before the date of the Put Exercise Notice) (the greater of (A) or (B), the “Put Price”). The Put Exercise Notice shall specify a closing date for settlement of the Put Option, which date (the “Put Option Closing Date”) shall be not less than three (3) or more than ten (10) Business Days from the date of exercise. The exercise of the Put Option by the Seller shall be irrevocable and shall be deemed to occur on the date on which the Put Exercise Notice is delivered to Parent. On the Put Option Closing Date, (1) Parent shall pay or cause to be paid to the Seller, in cash, by wire transfer of immediately available funds, to an account designated by the Seller to Parent, an amount equal to the Put Price, and (2) (x) if the Shares are certificated and not in book-entry form, the Seller shall deliver the certificate(s) representing the Shares to Parent, accompanied by such certificate(s) duly endorsed for surrender or (y) if the Shares are in book-entry form, the Seller shall instruct the transfer agent to transfer such Shares to Parent.

6.      The Closing; Deliveries.

(a)    The closing of the transactions contemplated hereby (the “Closing”) will take place concurrently with the execution and delivery of this Agreement (the “Closing Date”). Legal title, equitable title and risk of loss with respect to the LLC Interest will be deemed transferred to or vested in Cliffs Sub, and the transactions contemplated by this Agreement will be deemed effective for all purposes, and the parties will treat the Closing as if it had occurred, as of 11:59 p.m. (Eastern Time) on June 30, 2008 (the “Effective Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)    At the Closing:

(i)    The Seller is delivering to Cliffs Sub (A) a Membership Interest Power in the form attached hereto as Exhibit C, duly executed by the Seller in favor of Cliffs Sub, (B) a written resignation of the Laiwu Designee from all positions held by the Laiwu Designee at the Company, and (C) a certification of non-foreign status satisfying the requirements of Treasury Regulations (26 C.F.R.) § 1.1445-2(b)(2).

(ii)    Cliffs Sub and/or Parent, as applicable, is delivering, or causing to be delivered, to the Seller (A) the Cash Consideration (less the amount required to be paid by the Seller under Section 2(d)) and each of the other amounts required to be paid under Sections 3(b), 3(c) and 3(d), by wire transfer of immediately available funds, to an account designated by the Seller to Cliffs Sub, and (B) (1) if the Shares to be issued pursuant to Section 2(b) will be represented by a stock certificate(s), such stock certificate(s) (or an undertaking that Parent’s transfer agent will deliver such stock certificate(s) to the Seller as soon as reasonably practicable following the Closing) or (2) if the Shares to be issued pursuant to Section 2(b) will be issued in book-entry form, evidence that the Shares so issued have been credited to a book-entry account in the Seller’s name (or an undertaking that such evidence will be delivered to the Seller as soon as reasonably practicable following the Closing).

(iii)    Each of Cliffs Sub and the Seller is delivering, or causing the other parties thereto to deliver, as applicable, (A) duly executed counterparts of the agreements, in substantially the form attached hereto as Exhibit D, terminating each of the agreements set forth on Exhibit E attached hereto, and (B) duly executed counterparts of the agreements, in substantially the form attached hereto as Exhibit F, assigning to Cliffs Sub, and whereby Cliffs Sub agrees to perform, each of the obligations of the Seller under each of the agreements set forth on Exhibit G attached hereto.

(iv)    Each of Parent and the Seller shall deliver duly executed counterparts to the Registration Rights Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I (the “Registration Rights Agreement”), with respect to the registration of the Shares for resale.

(c)    Effective as of the Closing, the Seller shall cease to be a member of the Company and Cliffs Sub shall become a member of the Company.

7.      Restricted Securities.

(a)    The Seller has been advised and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities or “Blue Sky” laws of any state, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the accuracy of the Seller’s representations set forth in this Agreement and the Related Agreements. The Seller acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act, 17 C.F.R. §230.144 (“Rule 144”), and as such must be held subject to the holding period prescribed by subsection (d) of Rule 144, unless they are registered under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b)    The Seller acknowledges and agrees that (i) the stock certificate(s) representing the Shares or (ii) the book-entry account in the Seller’s name credited with the Shares, as applicable, will bear a legend (“Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY

HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED, OR THE

SECURITIES OR ‘BLUE SKY’ LAWS OF ANY

STATE. SUCH SECURITIES MAY NOT BE

OFFERED, SOLD, TRANSFERRED, PLEDGED,

HYPOTHECATED, OR OTHERWISE ASSIGNED,

EXCEPT PURSUANT TO (i) A REGISTRATION

STATEMENT WITH RESPECT TO SUCH

SECURITIES WHICH IS EFFECTIVE UNDER SUCH

ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY

OTHER EXEMPTION FROM REGISTRATION

UNDER SUCH ACT.”

(c)    The Seller acknowledges and agrees that the Shares are subject to the holding period prescribed by subsection (d) of Rule 144, and the Seller shall not sell, convey, transfer, assign or otherwise dispose of any of the Shares until (i) the expiration of such holding period and until all other applicable conditions set forth in Rule 144, if any, are satisfied, or (ii) the Shares are registered pursuant to the Registration Rights Agreement.

(d)    (x) if the Shares are certificated, Parent will cause a new certificate(s) representing the Shares not imprinted with the Legend referenced in Section 7(b), to be issued to the Seller or its nominees or (y) if the Shares are in book-entry form, Parent will cause the Legend referenced in Section 7(b) to be removed from the book-entry account credited with the Shares, in each case: (i) upon expiration of the holding period prescribed by subsection (d) of Rule 144 promptly following receipt of a written request from the Seller for removal of the Legend from some or all of the Seller’s certificate(s) or book-entry account referenced in Section 7(b); provided, (A) the Seller is not then (or has not been during the three months prior to that date) an “affiliate” (as defined in subsection (a) of Rule 144) of Parent and (B) such request is accompanied by: (I) either (1) a written opinion satisfactory to Parent from counsel reasonably satisfactory to Parent that the Shares (either in book-entry form or represented by a stock certificate(s)) may thereafter be freely transferred under applicable U.S. federal and state securities laws, rules and regulations or (2) such other evidence as Parent may require in Parent’s reasonable judgment to enable Parent to determine that removal of such Legend from such certificate(s) or book-entry account, as applicable, would not conflict with or be inconsistent with any U.S. federal and state securities laws, rules and regulations, and (II) in the case the Shares are represented by a stock certificate(s) and not in book-entry-form, the original stock certificate(s) duly endorsed for surrender; or (ii) in accordance with the terms of the Registration Rights Agreement.

8.      Representations and Warranties of the Seller and Laiwu Parent. The Seller and Laiwu Parent jointly and severally represent and warrant to each of Cliffs Sub and Parent as follows:

(a)    Each of the Seller and Laiwu Parent is a corporation duly formed and validly existing under the laws of the jurisdiction of its incorporation. Each of the Seller and Laiwu Parent has the full corporate power and authority to execute and deliver (i) this Agreement and (ii) all of the agreements and instruments to be delivered hereunder (collectively, the “Related Agreements”) to which it is a party, and to perform all of its obligations hereunder and thereunder.

(b)    The execution, delivery and performance of this Agreement and the Related Agreements by each of the Seller and Laiwu Parent have been duly and validly authorized by all necessary corporate action and authority. This Agreement is the valid and binding obligation of each of the Seller and Laiwu Parent, enforceable against each of them in accordance with its terms. When executed and delivered in accordance with this Agreement, each of the Related Agreements to be executed and delivered by the Seller and Laiwu Parent will be the valid and binding obligation of each such party enforceable against the Seller or Laiwu Parent, as applicable, in accordance with its respective terms.

(c)    None of the execution, delivery or performance of the Seller’s or Laiwu Parent’s obligations contained in this Agreement or any of the Related Agreements conflicts with, violates, breaches or causes any default under, or will with the passage of time and/or the giving of notice conflict with, violate, breach or cause a default under (i) the articles of incorporation or bylaws (or similar organizational documents) of the Seller or Laiwu Parent, (ii) any law, rule, regulation or order of any Governmental Entity to which the Seller or Laiwu Parent or any of their respective properties are subject, or (iii) any agreement to which the Seller or Laiwu Parent is a party, by which either of them or any of their respective properties are bound or to which either of them or any of their respective properties are subject. Except as otherwise provided herein and other than in connection with the termination of the agreements set forth in Exhibit E and the assignment of the agreements set forth in Exhibit G, no notice to, waiver from, or approval or consent of, any Person is required to be obtained by the Seller or Laiwu Parent for the authorization of this Agreement or the Related Agreements or the consummation by the Seller and Laiwu Parent of the transactions contemplated by this Agreement or the Related Agreements.

(d)    The Seller owns good title to the entire LLC Interest, free and clear of all Liens, and the Seller has the absolute sole right to sell the LLC Interest to Cliffs Sub in accordance with the terms hereof. At the Closing, Cliffs Sub will obtain legal and equitable title to the LLC Interest, free and clear of any Liens.

(e)    The Seller: (i) is, as at the Closing Date, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act; (ii) is acquiring the Shares for its own account for investment only, and not with a view to the distribution or resale thereof or with any present intention of or view to distributing or selling any of the Shares; provided, however, that, subject to the terms and conditions of this Agreement, by making this representation, the Seller does not otherwise agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares pursuant to a registration statement or exemption from registration under the Securities Act; (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares; (iv) by reason of its, or of its management’s, business or financial experience, has the capacity to protect its own interests in connection with its investment in the Shares and can bear the economic risk of losing its entire investment in the Shares; (v) is not acquiring the Shares as a result of any general solicitation or general advertising; and (vi) has been afforded the opportunity to ask questions of and receive answers from the representatives of Parent regarding the terms and conditions of the investment in the Shares and has obtained such additional information as necessary. The office of the Seller in which its investment decision was made is located at 14728 Pipeline Avenue, Suite A, Chino Hills, California 91709.

(f)    The sale of the LLC Interest to Cliffs Sub hereunder constitutes a transfer by the Seller to Cliffs Sub of all or substantially all of the Seller’s iron ore business, within the meaning of Section 19(a) of the US Steel Exchange Agreement.

(g)    Except for the representations and warranties set forth in this Agreement, none of the Seller, Laiwu Parent, or their respective officers, directors, employees, representatives, agents and Affiliates, makes any representation or warranty, express or implied, at common law or in equity, with respect to the Seller, Laiwu Parent, the Company, the LLC Interest, any of the assets or liabilities of either the Seller or the Company, or with respect to any other information provided to Cliffs Sub or Parent or any of their Affiliates.

9.      Representations and Warranties of Cliffs Sub and Parent. Cliffs Sub and Parent jointly and severally represent and warrant to the Seller and Laiwu Parent as follows:

(a)    Cliffs Sub is a limited liability company and Parent is a corporation, in each case duly formed and validly existing under the laws of the jurisdiction of its formation or incorporation, as applicable. Cliffs Sub, Parent and each of their Affiliates (each a “Cliffs Entity” and together the “Cliffs Entities”) have full power and authority to execute and deliver (i) this Agreement and (ii) each of the Related Agreements to which it is a party, and to perform all of its obligations hereunder and thereunder.

(b)    The execution, delivery and performance by each Cliffs Entity of this Agreement and each of the Related Agreements to which it is or will be a party have been duly and validly authorized by all necessary action and authority. This Agreement is the valid and binding obligation of each of Cliffs Sub and Parent, enforceable against each of them in accordance with its terms. When executed and delivered in accordance with this Agreement, each of the Related Agreements to be executed and delivered by each Cliffs Entity will be the valid and binding obligation of such party, enforceable against it in accordance with the respective terms of such Related Agreement.

(c)    None of the execution, delivery or performance of any Cliffs Entity’s obligations contained in this Agreement or any of the Related Agreements, to which it is or will be a party, conflicts with, violates, breaches or causes any default under, or will with the passage of time and/or the giving of notice conflict with, violate, breach or cause a default under (i) the respective certificates of incorporation, bylaws or other similar organizational documents of any Cliffs Entity, (ii) any law, rule, regulation or order of any Governmental Entity to which any Cliffs Entity, or any of their respective properties, are subject, or (iii) any agreement to which any Cliffs Entity is a party, by which any Cliffs Entity, or any of their respective properties, are bound, or to which any Cliffs Entity, or any of their respective properties, are subject. Except as otherwise provided herein and other than in connection with the termination of the agreements set forth in Exhibit E and the assignment of the agreements set forth in Exhibit G, no notice to, or waiver from, or approval or consent of, any Person is required to be obtained by any Cliffs Entity for the authorization of this Agreement or the Related Agreements or the consummation by any Cliffs Entity of the transactions contemplated by this Agreement or the Related Agreements.

(d)    Provided all of the Seller’s representations and warranties contained in this Agreement are true and correct, the Shares (including any shares of Parent Common Stock issued pursuant to Section 5), when issued, will be duly authorized, validly issued, fully paid and non-assessable.

(e)    Except for the representations and warranties set forth in this Agreement, none of Parent, Cliffs Sub, or their respective officers, directors, members, managers, employees, representatives, agents and Affiliates, makes any representation or warranty, express or implied, at common law or in equity, with respect to Parent, Cliffs Sub, the Company, any of the assets or liabilities of Parent, Cliffs Sub or the Company, or with respect to any other information provided to the Seller or Laiwu Parent.

10.    Indemnification.

(a)    The representations and warranties contained in this Agreement shall survive the Closing for a period of 24 months after the Closing other than the representations and warranties contained in Section 8(f) which shall survive until December 31, 2012.

(b)    Subject to Section 10(c), Section 10(d) and Section 11, the Seller shall indemnify, defend and hold harmless Cliffs Sub and its officers, directors, members, managers, employees, representatives, agents and Affiliates from and against any and all losses (including, without limitation, loss in value and lost profits if so awarded by a court of competent jurisdiction, arbitrator, tribunal or other competent authority or if so agreed to in writing by the Seller and Cliffs Sub), liabilities, claims, damages (including, without limitation, incidental or consequential damages if so awarded by a court of competent jurisdiction, arbitrator, tribunal or other competent authority or if so agreed to in writing by the Seller and Cliffs Sub), deficiencies, penalties, fines, judgments, awards, settlements, payments, taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) incurred or sustained by any of such Persons based upon, arising out of or otherwise in respect of (i) any inaccuracy or breach by the Seller of the representations and warranties contained in Section 8(f) and (ii) any claim, lawsuit, proceeding, challenge, complaint or cause of action initiated or threatened by or on behalf of US Steel Canada, Inc. (f/k/a Stelco Inc., a Canadian corporation, “US Steel Canada”) solely with respect to the assignment by the Seller to Cliffs Sub in connection with the transactions contemplated hereby of that certain Pellet Exchange Agreement, dated and effective as of December 1, 2003, by and between US Steel Canada and the Seller (the “US Steel Exchange Agreement”). In connection with any claim by Cliffs Sub for Losses pursuant to the preceding sentence, Cliffs Sub may, subject to the amount of such Losses being fully and finally determined by a court of competent jurisdiction, arbitrator, tribunal or other competent authority or agreed to in writing by the Seller and Cliffs Sub, recover any such Losses, at its option, by setting off such Losses (or any portions thereof) against any amounts due or to become due from Cliffs Sub to the Seller or its designees under this Agreement; provided however, that Cliffs Sub shall not be entitled to set off any Losses suffered or incurred by it against any Wabush Pellets required to be delivered hereunder.

(c)    Cliffs Sub shall, in respect of any Losses incurred or sustained by it, its officers, directors, members, managers, employees, representatives, agents and Affiliates, based upon, arising out of or otherwise in respect of those matters set forth in Section 10(b)(i) or Section 10(b)(ii), use commercially reasonable efforts to mitigate any such Loss, including, without limitation, selling any iron ore pellets to be delivered under the US Steel Exchange Agreement on the open and/or spot market, and/or shipping such iron ore pellets to Pointe Noire, Quebec. In the event Cliffs Sub shall fail to make such commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify any Person for any Losses that could reasonably be expected to have been avoided if Cliffs Sub had made such efforts.

(d)    No claim for indemnification under Section 10(b) may be asserted unless (i) such claim is asserted in writing and is received by the Seller on or before December 31, 2012 and (ii) such claim is made in respect of Losses incurred prior to December 31, 2012; provided, however, that if, on or prior to December 31, 2012, a notice of claim has been given to the Seller for indemnification under Section 10(b), and that claim has not been satisfied or resolved, the indemnified party will continue to have a right to be indemnified with respect to such claim until such claim has been satisfied or otherwise fully resolved.

(e)    Subject to Section 11, Cliffs Sub and Parent shall indemnify, defend and hold harmless the Seller, Laiwu Parent, and their respective officers, directors, employees, representatives, agents and Affiliates from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, suffered or incurred by them and arising out of or pertaining to the operations of the Company or its business.

11.    Limitation of Liability. The liability of Laiwu Parent and the Seller in respect of any claim, action, suit or proceeding arising out of or in connection with Section 10(b) is limited to $50,000,000 in the aggregate. Notwithstanding anything in this Agreement to the contrary, except to the extent resulting from an action brought by a third party against a party to this Agreement entitled to indemnification hereunder and except to the extent awarded by a court of competent jurisdiction, arbitrator, tribunal or other competent authority, no party to this Agreement shall be liable to any other party in respect of punitive, exemplary or similar damages suffered by that party arising out of or in connection with a breach of this Agreement or any Related Agreement.

12.    Step-In Obligations of the Seller. Anything in this Agreement or any Related Agreement to the contrary notwithstanding, this Agreement and any Related Agreement shall not constitute an agreement to assign any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or binding agreement (collectively the “Contracts”) from the Seller to Cliffs Sub if an attempted assignment thereof, without the consent of any Person (other than the parties hereto), would constitute a breach of, or in any way adversely affect the rights of the Seller or Cliffs Sub with respect to, such Contract (such Contract, a “Nonassignable Contract”). If the consent of any Person (other than the parties hereto) is required for the Seller to assign the benefit of any Contract to Cliffs Sub, the Seller shall use its reasonable best efforts at its sole cost and expense, and Cliffs Sub shall cooperate in all reasonable respects with the Seller, to obtain such consent as soon as reasonably practicable upon becoming aware that such consent is required and otherwise take all actions as may be reasonably necessary to assign to Cliffs Sub such Contract. In addition, the Seller will, upon becoming aware that such consent is required, at its sole cost and expense and at the request and under the direction of Cliffs Sub, use its reasonable best efforts to (a) provide Cliffs Sub with the benefits of and to preserve for the benefit of Cliffs Sub the rights of the Seller under the Nonassignable Contract, (b) facilitate receipt of the consideration to be received by the Seller in and under the Nonassignable Contract, which consideration shall be held for the benefit of, and shall promptly be delivered to, Cliffs Sub (net of any amounts required to be deducted from such consideration by law), and (c) enforce at the request of Cliffs Sub (at Cliffs Sub’s sole cost and expense) and for the account of Cliffs Sub any rights of the Seller arising from the Nonassignable Contract. Cliffs Sub will take all actions as are reasonably necessary to enable the Seller to perform its obligations under the Nonassignable Contracts in accordance with the terms thereof.

13.    Non-Delivery of Wabush Pellets.

(a)    As soon as practicable on becoming aware that it is or may be unable to deliver any Wabush Pellets hereunder, and in any event not less than 20 Business Days prior to the date of delivery of such Wabush Pellets, Cliffs Sub will notify Laiwu Parent (with copy to the Seller) in writing stating that it is or may be unable to deliver some or all of the Wabush Pellets, which notice must specify (i) the date on which such Wabush Pellets are required to be delivered, (ii) the estimated tonnage of Wabush Pellets which Cliffs Sub is or may be unable to deliver, (iii) the reasons for non-delivery, and (iv) the expected date that such Wabush Pellets will be delivered.

(b)    If, in respect of any particular delivery of Wabush Pellets, that delivery is delayed as a result of force majeure, and the force majeure continues such that particular delivery of Wabush Pellets is not made in full on or before the date 3 months after the date such Wabush Pellets were first required to be delivered hereunder (the “Cut-Off Date”), then Cliffs Sub must pay or cause to be paid to Laiwu Parent or its designee on the Cut-Off Date the then current ECPP (as defined in Item 2 of Section A of Exhibit B) for each ton of Wabush Pellets required to be delivered as part of that particular delivery and which have not been delivered in lieu of delivering such Wabush Pellets.

(c)    If, as of September 30, 2009, any Wabush Pellets required to be delivered under this Agreement have not been yet delivered other than as a result of force majeure, Laiwu Parent shall have the right, by written notice to Cliffs Sub, to (i) extend the date by which all such Wabush Pellets must be delivered to December 31, 2009, or (ii) require that Cliffs Sub pay or cause to be paid to Laiwu Parent or its designee, in lieu of delivering such Wabush Pellets, an amount equal to the then current ECPP (as defined in Item 2 of Section A of Exhibit B) for each ton of Wabush Pellets not delivered. If Laiwu Parent elects to extend the date under clause (i) of the preceding sentence and, as of December 31, 2009, any such Wabush Pellets still have not been delivered, then Cliffs Sub must, on or before January 5, 2010, pay or cause to be paid to Laiwu Parent in lieu of delivering such Wabush Pellets an amount equal to (x) the then current ECPP (as defined in Item 2 of Section A of Exhibit B) for each of the first 150,000 tons of Wabush Pellets not so delivered by December 31, 2009, plus (y) 120% of the then current ECPP (as defined in Item 2 of Section A of Exhibit B) for each ton of Wabush Pellets not so delivered by December 31, 2009, in excess of 150,000 tons.

14.    Notices. All notices, consents, and other documents authorized or required to be given pursuant to this Agreement or any Related Agreement shall be given in writing and either personally served on an officer of the party to whom it is given or mailed by registered or certified first class mail, postage prepaid, or sent by facsimile, in each case, addressed as follows:

If to Cliffs Sub, to:	Cliffs UTAC Holding LLC c/o Cleveland-Cliffs Inc Attention: Secretary 1100 Superior Avenue, Suite 1500 Cleveland, Ohio 44114-2589 Fax No.: (216) 694-6741

If to Parent, to:	Cleveland-Cliffs Inc Attention: Secretary 1100 Superior Avenue, Suite 1500 Cleveland, Ohio 44114-2589 Fax No.: (216) 694-6741

If to the Seller, to:	United Mining Co., Ltd. Attention: President 14728 Pipeline Avenue, Suite A Chino Hills, California 91709 Fax No.: (626) 628 3029

With copy to (which copy shall not constitute notice):	Latham & Watkins LLP Attention: Raymond Lin and David Schwartzbaum 885 Third Avenue New York, New York 10022-4834 Fax No.: (212) 751 4864

If to Laiwu Parent, to:	Laiwu Steel Group Ltd. c/o Eldon Development Limited Attention: Managing Director 42/F, Office Tower, Convention Plaza 1 Harbour Road Wanchai, Hong Kong Fax No.: (852) 2802-8623

With copy to (which copy shall not constitute notice):	Latham & Watkins LLP Attention: Raymond Lin and David Schwartzbaum 885 Third Avenue New York, New York 10022-4834 Fax No.: (212) 751 4864

Notices, consents and other documents shall be deemed given or served or submitted when delivered or, if mailed by registered or certified first class mail, on the third day after the day of mailing, or if sent by facsimile, upon receipt of confirmation of successful transmission. A party may change its address or facsimile number for the receipt of notices, consents and other documents at any time by giving notice thereof to the other party. Any notice, consent or other document given hereunder may be signed on behalf of any party by any duly authorized representative of that party.

15.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and the rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(b)    In connection with any action or proceeding arising out of or relating to this Agreement or any of the Related Agreements, each of the parties hereto submits to the jurisdiction of the Delaware Chancery Court, and any action or proceeding shall be conducted only in the Delaware Chancery Court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any other manner provided by law or at equity.

16.    Release.

(a)    Each of Laiwu Parent and the Seller, effective upon the Closing, hereby fully, finally, and forever releases, discharges, and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title, or interest against Cliffs Sub, Parent, the Company, and each of their respective directors, officers, managers, employees, agents, and Affiliates, and their respective predecessors, successors and assigns (collectively, the “Cliffs Released Persons”), of, from, and with respect to any and all claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions, or demands of any kind or character, based upon any fact or circumstance whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past and that relate to any matter or thing done, omitted or suffered to be done by any one or more of the Cliffs Released Persons prior to the Closing Date (“Cliffs Actions”), that the Seller and Laiwu Parent has or may have in any manner whatsoever, either singly or jointly with others, against any of the Cliffs Released Persons (other than Cliffs Actions for breach of this Agreement or any Related Agreement).

(b)    Each of Parent and Cliffs Sub, effective upon the Closing, hereby fully, finally, and forever releases, discharges, and covenants not to sue and otherwise agrees not to enforce any claim, cause of action, right, title, or interest against the Seller, Laiwu Parent, and each of their respective directors, officers, managers, employees, agents, and Affiliates, and their respective predecessors, successors and assigns (collectively, the “Laiwu Released Persons”), of, from, and with respect to any and all claims, counterclaims, debts, covenants, agreements, obligations, liabilities, actions, or demands of any kind or character, based upon any fact or circumstance whether known or unknown, suspected or unsuspected, which presently exists or has ever existed in the past and that relate to any matter or thing done, omitted or suffered to be done by any one or more of the Laiwu Released Persons prior to the Closing Date (“Laiwu Actions”), that Parent and Cliffs Sub has or may have in any manner whatsoever, either singly or jointly with others, against any of the Laiwu Released Persons (other than Laiwu Actions for breach of this Agreement or any Related Agreement).

(c)    Parent agrees to cause each of its Affiliates, effective upon the Closing, to fully and finally and forever release, discharge and covenant not to sue and otherwise agree not to enforce any claim, cause of action, right, title or interest against the Laiwu Released Persons of, from, and with respect to any Laiwu Actions that such Affiliate has or may have in any manner whatsoever, either solely, jointly or with others, against any of the Laiwu Released Persons (other than Laiwu Actions for breach of this Agreement or any Related Agreement).

17.    Confidentiality.

(a)    Subject to Section 17(c), from and after the Closing, the Seller will keep in strict confidence, and will not, and will cause its Affiliates, employees and representatives to not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use, any trade secrets or confidential business or technical information relating to the Company, Cliffs Sub, Parent or any of their respective Affiliates, or belonging to any of the respective customers or vendors of the Company, without limitation as to when or how the Seller may have acquired such information.

(b)    Subject to Section 17(c), from and after the Closing, Parent and Cliffs Sub will keep in strict confidence, and will not, and will cause their respective Affiliates, employees and representatives to not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use, any trade secrets or confidential business or technical information relating to Laiwu Parent and the Seller.

(c)    The restrictions in Section 17(a) and Section 17(b) shall not apply with respect to information: (i) that is now, or subsequently becomes, publicly available other than as the result of an unauthorized disclosure by any party hereto or any of their Affiliates; (ii) that is received by a party or any of its Affiliates from a third party after the Closing, if such third party has legitimate possession of such information and is not under any obligation to keep such information confidential; or (iii) that is independently developed by any party hereto or any of its Affiliates without utilizing any confidential or proprietary information of the Company or any of its Affiliates.

18.    Directors and Officers Indemnification.

(a)    From and after the Closing, Cliffs Sub will cause the Company to continue to indemnify and hold harmless each present and former Laiwu Designee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to the Company and existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable law and its charter or by-laws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided the person to whom such expenses are advanced provides an undertaking to the Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether a director’s conduct complies with the standards set forth under applicable law and the charter and by-laws or other organizational documents of the Company shall be made by independent counsel mutually acceptable to the Seller and Cliffs Sub.

(b)    For six (6) years from the Closing, Parent shall, or shall cause the Company to, maintain in effect directors’ and officers’ liability insurance covering each present and former Laiwu Designee, on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six-year period, such insurance shall be continued in respect of such claim until the final disposition thereof.

19.    Certain Interpretive Matters; Definitions.

(a)    Unless the context requires otherwise, (i) all references to Sections or Exhibits are to Sections and Exhibits of or to this Agreement, (ii) for purposes of this Agreement (including the Exhibits), each term defined in this Agreement (including the Exhibits) has the meaning assigned to it, (iii) terms defined in the singular include the plural and vice versa, (iv) all reference to $ or dollar amounts will be to lawful currency of the United States, (v) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, and (vi) the term “including” means “including without limitation.”

(b)    Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement or any Exhibit:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Wilmington, Delaware are open for the general transaction of business.

“Governmental Entity” means any government or governmental, statutory or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court.

“Insurance Event” means that certain electrical explosion and fire incident that occurred at the Company on October 12, 2006.

“Lien” means any mortgage, lien (statutory or other), pledge, assignment, deed of trust, hypothecation, adverse claim, charge, option, right of first refusal, preemptive right, security interest, or other encumbrance of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement.

“Permits” means all permits, clearances, licenses, approvals, franchises, registrations and any other authorizations of any Governmental Entity.

“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, joint stock company, joint venture, trust, union, association, organization, Governmental Entity or other entity or business organization.

20.    Miscellaneous.

(a)    Specific Performance; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, at its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as a court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection that a remedy in money damages would be adequate if such a claim for specific performance or injunction is brought. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(b)    Entire Agreement. This Agreement (including the Exhibits), together with the Related Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof and thereof.

(c)    Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

(d)    Limitation on Rights of Others. No Person other than a party to this Agreement shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

(e)    Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by all parties.

(f)    Severability. Any provision of this Agreement prohibited by any applicable law of any jurisdiction shall as to such jurisdiction be ineffective, without modifying the remaining provisions of this Agreement. Where, however the conflicting provisions of any such law may be waived, the parties hereby waive them to the fullest extent permitted by law.

(g)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart of each party.

(h)    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Cliffs Sub and/or Parent may, in their sole discretion, (i) assign any or all of their respective rights, interests and obligations under this Agreement to any of their respective Affiliates and/or (ii) designate one or more of their respective Affiliates to perform their respective obligations under this Agreement (but any such designation shall not relieve or excuse Cliffs Sub and/or Parent from any liability in respect of the performance of such obligations hereunder). Any attempted assignment in violation of this Section 20(h) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(i)    No Public Announcements. The parties to this Agreement will not, and will cause their respective Affiliates not to, issue any press release or otherwise disclose or make any public statement with respect to the transactions contemplated hereby without the prior written or oral consent of any officer of the other party, except to the extent that the disclosing party determines in good faith that it or its Affiliate is so obligated by law, regulation or rule of any securities exchange, in which case such disclosing party shall give notice to the other party in advance of such party’s intent to make such disclosure, announcement or issue such press release, and the parties to this Agreement or their Affiliates shall use reasonable efforts to cause a mutually agreeable release or disclosure or announcement to be issued.

21.    Laiwu Parent Guaranty.

(a)    For value received, the sufficiency of which is hereby acknowledged, Laiwu Parent does, subject at all times to Section 11, hereby unconditionally and absolutely guarantee, as a primary obligor and not merely as a surety, to Cliffs Sub the full and prompt payment and performance by the Seller of its indemnification obligations in Section 10(b) (collectively, the “Laiwu Obligations”). This is a present and continuing guaranty of payment and performance of the Laiwu Obligations and not of collection.

(b)    Laiwu Parent waives presentment, demand, notice of dishonor, protest, notice of protest, nonpayment or default to the Seller or Laiwu Parent, and all other notices to which Laiwu Parent may otherwise be entitled, other than notices to which the Seller is entitled pursuant to this Agreement or the Related Agreements. Laiwu Parent hereby waives all surety defenses, except indefeasible payment and performance in full.

(c)    The liability of Laiwu Parent hereunder shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Seller or any other Person. Laiwu Parent irrevocably waives any and all rights to require that an action be brought against the Seller or any other Person prior to action against Laiwu Parent hereunder. If the Laiwu Obligations are partially performed through the election of Cliffs Sub to pursue any of the remedies mentioned herein or if any Laiwu Obligation is otherwise partially performed, Laiwu Parent shall remain unconditionally and absolutely liable for the entire unperformed amount of any such Laiwu Obligations.

(d)    The obligations of Laiwu Parent under this Agreement shall remain in full force and effect without regard to, and shall not be released, discharged or in any way modified or otherwise affected by, any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, dissolution, liquidation or similar proceeding with respect to the Seller or the properties or the creditors of the Seller, or any action taken by any trustee or receiver or by any court in any such proceeding. Laiwu Parent agrees to pay Cliffs Sub’s reasonable attorneys’ fees incurred in successfully enforcing its rights under the guaranty set forth in this Section 21. Laiwu Parent agrees that, if at any time all or any part of the payments theretofore applied by Cliffs Sub from the Seller to any Laiwu Obligation is rescinded or Cliffs Sub is required to pay any amount thereof to any party due to the insolvency, bankruptcy, liquidation or reorganization of the Seller or the determination that such payment by the Seller is held to constitute a preference under the bankruptcy laws, such Laiwu Obligation and/or Laiwu Parent’s liability hereunder shall, for the purposes of the guaranty set forth in this Section 21, be deemed to have been continued in existence to the extent of such payment, and the guaranty set forth in this Section 21 shall continue to be effective or reinstated, as the case may be, as though such application by Cliffs Sub had not been made and Laiwu Parent agrees to pay any such amount to Cliffs Sub upon demand therefor.

(e)    Except for any settlement or compromise of the Laiwu Obligations voluntarily entered into by Cliffs Sub, this is a continuing guaranty until all Laiwu Obligations have been extinguished, and Laiwu Parent agrees, subject to the foregoing exception, that the obligations, covenants and agreements of Laiwu Parent herein shall not be discharged, affected or impaired by any act, event or condition other than full performance and indefeasible payment in full of the Laiwu Obligations. Laiwu Parent expressly waives any rights to setoff or subrogation. The provisions of this Section 21 shall be binding upon Laiwu Parent and its successors and permitted assigns, and shall inure to the benefit of Cliffs Sub and its successors and permitted assigns.

22.    Parent Guaranty.

(a)    For value received, the sufficiency of which is hereby acknowledged, Parent does hereby unconditionally and absolutely guarantee, as a primary obligor and not merely as a surety, to the Seller the full and prompt payment and performance by Cliffs Sub and each of its Affiliates of each and every covenant, agreement and obligation (including, without limitation, indemnification obligations) of Cliffs Sub and each of its Affiliates set forth in this Agreement and Related Agreements (such covenants and agreements in this Agreement and the Related Agreements, collectively, the “Parent Obligations”). This is a present and continuing guaranty of payment and performance of the Cliffs Obligations and not of collection.

(b)    Parent waives presentment, demand, notice of dishonor, protest, notice of protest, nonpayment or default to Cliffs Sub, its Affiliates, or Parent, and all other notices to which Parent may otherwise be entitled, other than notices to which Cliffs Sub or its Affiliates is entitled pursuant to this Agreement or the Related Agreements. Parent hereby waives all surety defenses, except indefeasible payment and performance in full.

(c)    The liability of Parent hereunder shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Cliffs Sub, any of its Affiliates, or any other Person. Parent irrevocably waives any and all rights to require that an action be brought against Cliffs Sub, any of its Affiliates, or any other Person prior to action against Parent hereunder. If the Parent Obligations are partially performed through the election of the Seller to pursue any of the remedies mentioned herein or if any Parent Obligation is otherwise partially performed, Parent shall remain unconditionally and absolutely liable for the entire unperformed amount of any such Parent Obligations.

(d)    The obligations of Parent under this Agreement shall remain in full force and effect without regard to, and shall not be released, discharged or in any way modified or otherwise affected by, any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, dissolution, liquidation or similar proceeding with respect to Cliffs Sub, any of its Affiliates, or the properties or the creditors of Cliffs Sub or any of its Affiliates, or any action taken by any trustee or receiver or by any court in any such proceeding. Parent agrees to pay the Seller’s reasonable attorneys’ fees incurred in successfully enforcing its rights under the guaranty set forth in this Section 22. Parent agrees that, if at any time all or any part of the payments theretofore applied by the Seller from Cliffs Sub or any of its Affiliates, to any Parent Obligation is rescinded or the Seller is required to pay any amount thereof to any party due to the insolvency, bankruptcy, liquidation or reorganization of the Seller or the determination that such payment by the Seller is held to constitute a preference under the bankruptcy laws, such Parent Obligation and/or Parent’s liability hereunder shall, for the purposes of the guaranty set forth in this Section 22 be deemed to have been continued in existence to the extent of such payment, and the guaranty set forth in this Section 22 shall continue to be effective or reinstated, as the case may be, as though such application by the Seller had not been made and Parent agrees to pay any such amount to the Seller upon demand therefor.

(e)    Except for any settlement or compromise of the Parent Obligations voluntarily entered into by the Seller, this is a continuing guaranty until all Parent Obligations have been extinguished, and Parent agrees, subject to the foregoing exception, that the obligations, covenants and agreements of Parent herein shall not be discharged, affected or impaired by any act, event or condition other than full performance and indefeasible payment in full of the Parent Obligations. Parent expressly waives any rights to setoff or subrogation. The provisions of this Section 22 shall be binding upon Parent and its successors and permitted assigns, and shall inure to the benefit of the Seller and its successors and permitted assigns.

23.    Access to Information.

(a)    From and after the Closing, Cliffs Sub shall make or cause to be made available to the Seller all books, records, Tax Returns and documents of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Government Entities or (iii) such other purposes for which access to such documents is believed by the Seller to be reasonably necessary, including preparing and delivering any Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Company and the reasonable out-of-pocket expenses of the Company incurred in connection with complying with this Section 23 will be paid by the Seller. Cliffs Sub will cause the Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) seven years after the Effective Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Seller at the end of any such period.

(b)    For the purposes of this Section 23: “Action” means any action, suit or proceeding by or before any court or other Governmental Entity (excluding any action, suit or proceeding between Cliffs Sub or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand (including any action, suit or proceeding relating to this Agreement or any Related Agreement)); “Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Entity, and including any interest, penalty, or addition thereto, whether disputed or not; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Entity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute and delivery this Agreement as of the date first written above.

UNITED MINING CO., LTD.

By:	/s/ Simon Shi
Name:	Simon Shi
Title:	Vice President

LAIWU STEEL GROUP, LTD.

By:	/s/ Zhaoqiang Hou
Name:	Zhaoqiang Hou
Title:	Managing Director

CLIFFS UTAC HOLDING LLC

By:	/s/ W. C. Boor
Name:	W. C. Boor
Title:	Vice President

CLEVELAND-CLIFFS INC

By:	/s/ W. R. Calfee
Name:	W. R. Calfee
Title:	Executive Vice President – Commercial
North American Iron Ore

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